UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 8, 2013
LDR HOLDING CORPORATION
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE (State or Other Jurisdiction of Incorporation)	001-36095 (Commission File Number)	20-3933262 (I.R.S. Employer Identification No.)
13785 Research Boulevard, Suite 200 Austin, Texas 78750 (Address of Principal Executive Offices)		78750 (Zip Code)
Registrant’s telephone number including area code: (512) 344-3333
No change since last report (Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets
Item 3.02    Unregistered Sales of Equity Securities
On October 15, 2013, in connection with the closing of the initial public offering of LDR Holding Corporation (the “Company”), the Company issued (1) an aggregate of 1,929,309 shares of its common stock, par value $0.001 per share (“Common Stock”), pursuant to the conversion of the Company’s Convertible Notes (as defined below) into Common Stock, (2) an aggregate of 3,110,024 shares of Common Stock in connection with the exchange of shares of capital stock of LDR Médical S.A.S., a French société par actions simplifiée and a subsidiary of the Company (“Médical”) into shares of Common Stock pursuant to the second amended and restated put-call agreement (the “Put-Call Agreement”) between the Company, Médical and Médical’s shareholders and warrantholders (as described below), and (3) 10,889 shares of Common Stock pursuant to the exercise of a warrant (as described below).
Pursuant to the terms of the Put-Call Agreement, upon the closing of the Company’s initial public offering, each share of Médical’s Class A Stock (excluding outstanding warrants to purchase Médical’s Class A Stock) was automatically exchanged for 5.80087 shares of Common Stock.
In April 2012 and May 2012, the Company and Médical issued and sold an aggregate of approximately $15,000,000 of 6.0% subordinated secured convertible promissory notes (the “Convertible Notes”). Upon the closing of the Company’s initial public offering, the Convertible Notes became due and payable. At each holder’s option, a holder was entitled to receive either (i) an amount of cash equal to one and one-half times all unpaid principal and accrued but unpaid interest on such holder’s Convertible Notes or (ii) a number of shares of Common Stock equal to (a) the unpaid principal and accrued but unpaid interest on such holder’s Convertible Notes, divided by (b) $7.50, which is equal to 50% of the price per share of Common Stock sold in the Company’s initial public offering. Each of the holders of Convertible Notes elected to convert their Convertible Notes into shares of Common Stock, with the exception of one holder that elected to have the Company repay approximately $2.8 million of principal and accrued interest in cash.
The shares of Common Stock issued pursuant to the warrant were issued in accordance with the net exercise provision of the warrant, and the Company withheld 12,001 shares of Common Stock that were issuable pursuant to the warrant in order to satisfy the aggregate consideration of approximately $180,000 associated with the exercise of the warrant.
The issuances by the Company of the shares of Common Stock described above under this Item 3.02 of this Current Report on Form 8-K were not registered under the Securities Act or any state securities laws. With respect to the issuance of shares of Common Stock in connection with the Put-Call Agreement and the exercise of the warrant, the Company has relied on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof and the rules and regulations promulgated thereunder. With respect to the issuance of shares of Common Stock in connection with the Convertible Notes, the Company has relied on the exemption from the registration requirements of the Securities Act by virtue of Rule 506 promulgated thereunder.

Section 5 - Corporate Governance and Management
Item 5.02.    Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On October 8, 2013, subsequent to the registration of the Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, Robert G. Shepler resigned as a director of the Company, effective at 11:59 p.m. on such date.
(d)    On October 15, 2013, as disclosed by the Company’s Registration Statement on Form S-1, effective upon the closing of the Company’s initial public offering, William W. Burke was appointed to the Company’s Board of Directors (the “Board”) as a Class III Director. Mr. Burke will serve as the chairman of the Audit Committee of the Board, and will serve as a member of the Compensation Committee of the Board.
Mr. Burke, 54, has served as Executive Vice President & Chief Financial Officer of IDEV Technologies, a developer of next generation medical devices for use by interventional radiologists, vascular surgeons and cardiologists, since November 2009. IDEV was acquired by Abbott Laboratories, a publicly-traded healthcare company, in August 2013 and operates as a wholly-owned subsidiary of Abbott. He also serves as a member of the board of directors of Medical Action Industries, a manufacturer of disposable medical products, and On-X Life Technologies, a manufacturer of prosthetic heart valves. From August 2004 through December 2007, he served as Executive Vice President & Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company. ReAble was sold to The Blackstone Group in a going private transaction in 2006 and subsequently merged with DJO Incorporated in late 2007. Subsequent to the completion of the transaction with DJO, Mr. Burke served as a consultant to Blackstone/DJO from December 2007 until June 2008. From 2001 to 2004, he served as Chief Financial Officer of Cholestech Corporation, a medical diagnostics products company. From 1985 to 2001, he was employed by several firms as a senior investment banker with a primary focus on medical technology companies. Mr. Burke received a B.B.A. in Finance from The University of Texas at Austin and an MBA from The Wharton School of the University of Pennsylvania.
Pursuant to the Company’s Non-Employee Independent Director Compensation Policy, in connection with his appointment to the Board, Mr. Burke received a grant of options to purchase 3,111 shares of Common Stock.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LDR HOLDING CORPORATION

By:	/s/ Scott Way
Name:	Scott Way
Title:	Executive Vice President, General Counsel, Compliance Officer and Secretary
Dated:    October 15, 2013